As filed with the Securities and Exchange Commission on January 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Care.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5785879
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

201 Jones Road, Suite 500
Waltham, MA 02451
(781) 642-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 Stock Incentive Plan, as amended

2014 Incentive Award Plan

(Full Title of the Plan)

Sheila Lirio Marcelo
President
Care.com, Inc.
201 Jones Road, Suite 500
Waltham, MA 02451
(781) 642-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Chory

Susan L. Mazur

Latham & Watkins LLP

1000 Winter Street, Suite 3700

Waltham, MA 02451

Telephone: (781) 434-6700

Facsimile: (781) 434-6601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered(1)	Price Per Share	Offering Price	Registration Fee
Common Stock, par value $0.001 per share	3,422,949 shares(2)	$4.29(3)	$14,685,452	$1,891
Common Stock, par value $0.001 per share	202,608 shares(4)	$17.00(5)	$3,444,336	$444
Common Stock, par value $0.001 per share	3,909,440 shares(6)	$22.81(7)	$89,174,326	$11,486

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), and the Registrant’s 2014 Incentive Award Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of Common Stock subject to outstanding stock options under the 2006 Plan as of January 28, 2014. To the extent stock options outstanding under the 2006 Plan are forfeited, lapse unexercised or are settled in cash, the shares of Common Stock subject to the stock options will be available for future issuance under the 2014 Plan.

(3)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $4.29 per share for outstanding stock options granted under the 2006 Plan.

(4)

Represents shares of Common Stock subject to outstanding stock options under the 2014 Plan as of January 28, 2014. To the extent stock options outstanding under the 2014 Plan are forfeited, lapse unexercised or are settled in cash, the shares of Common Stock subject to such stock options will be available for future issuance under the 2014 Plan.

(5)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of $17.00 per share for outstanding stock options granted under the 2014 Plan.

(6)	Represents shares of Common Stock available for future issuance under the 2014 Plan.

(7)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $22.81, which is the average of the high and the low price of the Registrant’s common stock as reported on The New York Stock Exchange on January 24, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Care.com, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.         Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)                                 The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on January 24, 2014, relating to the registration statement on Form S-1, as amended (No. 333-192791), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)                                 The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36269), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 21, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

None.

Item 6.         Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the General Corporation Law of the State of Delaware, our amended and restated bylaws provide that:

•                  we may indemnify our directors, officers, and employees to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

•                  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

•                  the rights provided in our amended and restated bylaws are not exclusive.

Our restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein.

We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9.         Undertakings.

1.                                      The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 29th day of January, 2014.

CARE.COM, INC.

By:	/s/ Sheila Lirio Marcelo
Sheila Lirio Marcelo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Sheila Lirio Marcelo, John Leahy and Diane Musi, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sheila Lirio Marcelo	President, Chief Executive Officer and	January 29, 2014
Sheila Lirio Marcelo	Director
(Principal Executive Officer)

/s/ John Leahy	Executive Vice President and Chief Financial	January 29, 2014
John Leahy	Officer
(Principal Financial and Accounting Officer)

/s/ Steven Cakebread
Steven Cakebread	Director	January 29, 2014

/s/ Tony Florence
Tony Florence	Director	January 29, 2014

/s/ Amanda Ginsberg
Amanda Ginsberg	Director	January 29, 2014

/s/ J. Sanford Miller
J. Sanford Miller	Director	January 29, 2014

/s/ Antonio Rodriguez
Antonio Rodriguez	Director	January 29, 2014

/s/ Brian Swette
Brian Swette	Director	January 29, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Restated Certificate of Incorporation currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on December 12, 2013)

4.2	Bylaws currently in effect (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on December 12, 2013)

4.3

Restated Certificate of Incorporation to be effective immediately prior to the closing of the Registrant’s initial public offering (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on January 3, 2014)

4.4

Amended and Restated Bylaws to be effective immediately prior to the closing of the Registrant’s initial public offering (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on January 3, 2014)

4.5

Specimen Stock Certificate evidencing the shares of Common Stock (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on January 10, 2014)

5.1+	Opinion of Latham & Watkins LLP

23.1+	Consent of Ernst & Young LLP

23.2+	Consent of Ernst & Young LLP

23.3+	Consent of Ernst & Young LLP

23.4+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1

Care.com, Inc. 2006 Stock Incentive Plan, as amended, and forms of option agreements thereunder (incorporated by reference to Exhibits 10.1 through 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on December 12, 2013)

99.2

Care.com, Inc. 2014 Incentive Award Plan and forms of option agreement, restricted stock agreement and restricted stock unit agreement thereunder (incorporated by reference to Exhibits 10.5 through 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-192791) filed on January 3, 2014)

+              Filed herewith